Exhibit 99.1

InnerWorkings Reports Preliminary Select First Quarter Results
Gross profit increased 2%; SG&A declined 8%

CHICAGO, IL - May 13, 2020 - InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing engineering firm, today announces preliminary select financial results for the first quarter of 2020.

Preliminary First Quarter 2020 Results

•	Gross revenue was $261.4 million in the first quarter, compared with $267.2 million in the first quarter of 2019.

•	Gross profit was $63.4 million, or 24.3% of gross revenue, in the quarter, a 2% increase compared to $62.0 million, or 23.2% of gross revenue, in the first quarter of 2019.

•	Selling, general and administrative expenses were $51.5 million in the quarter, a decrease of 8% compared to $55.8 million in the first quarter of 2019.

“Our global employee base has rallied together to safely support our clients through these challenging times and I’d like to thank them all for their commitment to ensuring the health and safety of our team, our customers, and the communities in which we do business,” said Rich Stoddart, Chief Executive Officer. “Our first quarter was off to a strong start through mid-March and we achieved our highest quarterly gross margin since 2017 while continuing to lower our SG&A. While we experienced some revenue headwind late in the first quarter stemming from COVID-19, the improved quality of our revenue and the success of our initiatives to reduce costs and drive efficiencies position us to better navigate changing economic conditions going forward.”

Cash and Liquidity

Cash and cash equivalents totaled $30.8 million and debt, including short- and long-term, totaled $150.0 million at quarter end. At March 31st, the Company had $41.1 million in available borrowings on its ABL credit facility.

Outlook

As a result of the uncertainty around the duration of the COVID-19 pandemic and its impact on the business, the Company is withdrawing its 2020 guidance.

“Visibility in the current environment is low, but we are encouraged by the conversations we’re having with our clients, who represent many of the world’s largest and most well-known brands,” said Rich Stoddart, Chief Executive Officer. “The breadth of our work across verticals and geographies, the stability of our longstanding client relationships, and our multi-year transformation underway give us confidence in the strength of our business long-term.”

Earnings Release and Conference Call Schedule

Due to impacts from the COVID-19 pandemic, InnerWorkings is taking additional time to evaluate impairment considerations for goodwill and long-lived assets. The company plans to release full earnings results and host a conference call at a later date to be determined, which is likely to occur during June. The company expects to file its Form 10-Q for the quarter ended March 31, 2020 within the 45-day extension provided by the SEC.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K for the year ended December 31, 2019 and our current report on Form 8-K filed on May 11, 2020.

The preliminary financial data and other information included in this press release is subject to the completion of the Company’s financial closing procedures, any adjustments or revisions that may result from the completion of the quarterly review and other developments that may arise between the date of this press release and the time the financial results for the first quarter are finalized. Therefore, this data represents management estimates that constitute forward-looking statements subject to risks and uncertainties. As a result, the preliminary financial data and other information described above may materially differ from the actual results that will be reflected in the Company’s consolidated financial statements for the quarter when they are completed and publicly disclosed. In addition, preliminary results for the first quarter are not necessarily indicative of operating results for any future quarter or results for the full year.

About InnerWorkings

InnerWorkings, Inc. (NASDAQ: INWK) engineers marketing for leading brands across a wide range of industries. We dive deep into clients’ brand strategies to deliver solutions that leverage our global expertise, certified supplier base, proven methods, and proprietary technology. By engineering marketing across key touch points in the customer journey, we power campaigns that drive value, enhance awareness and inspire action. With services that include creative, print, direct mail, branded merchandise, luxury packaging, retail environments, and digital solutions, we’re elevating beyond execution to shape brand experience. For more information visit: www.inwk.com
.
CONTACT:
InnerWorkings, Inc.
Bridget Freas
312.589.5613
bfreas@inwk.com